Exhibit 99.1

Capital Corp of the West Announces Completion of California Stockmen's Bank Acquisition
Monday November 5, 2007

MERCED, Calif., Nov. 5 -- Capital Corp of the West (Nasdaq: CCOW - News), the holding company for County Bank, Central California's Community Bank, announced today that it has completed the acquisition of all the California branch offices of Zions Bancorporation's subsidiary, National Bank of Arizona, dba The California Stockmen's Bank. All eleven branches opened for business this morning as branches of County Bank.

"With this acquisition, County Bank becomes the 40th largest insured depository institution in California, with deposits of approximately $1.7 billion," said Tom Hawker, Chief Executive Officer of Capital Corp of the West. "More importantly, with the eleven new branches, we have been able to bring our branch network to a total of 41. The acquisition provides us with an important new presence in communities directly south of our previous geographic footprint. This also supports our strategic goal to expand the southern portion of our market presence toward the vital and growing Bakersfield area. In addition, the acquisition provides us with approximately $190 million of low cost deposits that can be utilized to help improve the Bank's net interest margin."

"The acquisition of The California Stockmen's Bank provides many positive synergies. The California Stockmen's Bank, less than a year ago, was using the same internal systems currently used by County Bank. This has facilitated training of our new employees and our systems integration processes. Further, the similarities in our corporate cultures have greatly facilitated the transition for the Stockmen's employees into our Team. The Stockmen's branches provide no meaningful overlap to our existing markets. Accordingly, this transition was not predicated on cost cutting or employee headcount reductions and, thus, none is expected. We expect the new branches to contribute $0.14 to $0.16 to earnings per share in 2008," said Hawker.

Capital Corp of the West, a bank holding company, is the parent company of County Bank, which has 30 years of service as "Central California's Community Bank." County Bank now has forty-one branch offices serving the thirteen California counties of Fresno, Kings, Madera, Mariposa, Merced, Sacramento, San Bernardino, San Francisco, San Joaquin, Santa Clara, Stanislaus, Tulare and Tuolumne. County Bank is the 40th largest insured depository institution in California with deposits of approximately $1.7 billion. As of the latest FDIC data, County Bank has a 7.29% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of forty-one financial institutions in this market area. For further information about the Company's financial performance, contact Tom Hawker, President & Chief Executive Officer at (209) 725-2276, or David Heaberlin, Chief Financial Officer, at (209) 725-7435.

    Contacts:  Thomas T. Hawker, President / Chief Executive Officer
               (209) 725-2276
               David Heaberlin, EVP / Chief Financial Officer (209) 725-7435
               Web Site http://www.ccow.com